CONTACT:
Rob Jorgenson
S&T Bank
rob.jorgenson@stbank.com
724.465.5448

FOR IMMEDIATE RELEASE

S&T BANK SELLING MAJORITY OWNERSHIP OF S&T EVERGREEN INSURANCE TO THE RESCHINI GROUP

INDIANA, Pa., November 15, 2017 – S&T Bank, a full-service financial institution with assets of $7.2 billion, and locations in Pennsylvania, Ohio, and New York, announced today that it is selling majority ownership of S&T Evergreen Insurance (Evergreen) to The Reschini Group (Reschini). Evergreen Insurance will begin independent operation on January 1, 2018 with no change to its locations. S&T and Reschini have a long history of doing business together and S&T will serve as an ongoing referral source to Evergreen.

“We are excited to announce our strategic partnership with The Reschini Group, as they share a common vision on serving our clients,” said Todd D. Brice, president and CEO of S&T Bank. “The Reschini Group is well regarded in the insurance industry. This partnership will provide additional resources to meet our customers’ growing insurance needs.”

“The strengths of Evergreen and The Reschini Group complement each other, and the customers of both companies will benefit from working together,” said Joe Reschini, president of The Reschini Group. “Our two organizations have similar missions as well as a philosophy of customer advocacy and strong carrier relationships, which are advantages for both Evergreen and Reschini.”

Evergreen Insurance has locations in Altoona, Brookville, Ebensburg, Greensburg and Indiana. The Reschini Group is headquartered in Indiana, Pa. and has a location in Pittsburgh.

For more information about S&T Bank, please visit www.stbank.com.

About S&T Bancorp, Inc. and S&T Bank: S&T Bancorp, Inc. is a $7.2 billion bank holding company that is headquartered in Indiana, Pa. and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902, and operates locations in Pennsylvania, Ohio, and New York. For more information visit www.stbancorp.com , www.stbank.com, and follow us on Facebook, Instagram, and LinkedIn.

About Evergreen Insurance: Evergreen Insurance was formed in 1980, the agency was developed to offer insurance coverage and risk management services for the mining, oil and gas industries, and today remains an insurance specialist for energy-related businesses. Evergreen is a full-service independent agent offering comprehensive insurance solutions for both business and individual clients.

About The Reschini Group: The Reschini Group helps organizations navigate the complexities of insuring their business and providing benefits to their employees. Founded in 1938, Reschini advises Employee Benefits clients on the strategy, design, financing, delivery, communication, and ongoing management of employer-sponsored benefit plans. Reschini provides Property/Casualty clients advice on coverage issues, risk management strategies, safety programs, and assists in the claims process.

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